Tengasco Announces of Closing of Kansas Oil Purchase from Black Diamond Oil

KNOXVILLE, Tenn., July 2, 2008 -- Tengasco, Inc. (AMEX: TGC) today closed the previously announced purchase by the Company from Black Diamond Oil, Inc. of an expected 80 barrels per day of oil producing properties and related leases and equipment in Rooks County, Kansas for $5.35 million effective as of July 1, 2008. The Company has acquired producing oil wells and saltwater disposal wells, equipment, and the underlying working interests in leases comprising what is known as the Riffe field that had been owned by Black Diamond for many years. The purchase price was paid primarily from borrowings under its credit facility with Sovereign Bank and from company cash on hand. Following the purchase, the Company has borrowed a total of $10.0 million under the facility.

"We are pleased to complete our acquisition of Black Diamond’s Riffe field properties effective with July 2008 production which fit well with our existing Kansas operations. This purchase is expected to increase our daily production of crude oil by about eighty barrels to a daily total of about 680 barrels” said Jeffrey R. Bailey, CEO of Tengasco.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Tengasco, Inc.

Jeffrey R. Bailey CEO, 865-675-1554